Exhibit 99.1

Fate Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Business Updates

Outpatient treatment enabled under FT819-102 autoimmune basket protocol with patients now treated with FT819 off-the-shelf CAR T-cell therapy as same-day hospital discharge

Four systemic sclerosis patients and the first idiopathic inflammatory myopathy patient treated with FT819; First systemic sclerosis patient reaching 3-month evaluation timepoint shows meaningful disease improvement using less-intensive conditioning chemotherapy

FT819 Phase 1 enrollment expanded across 16 clinical sites in the U.S., U.K. and EU, with 15 systemic lupus erythematosus patients enrolled to date, supported by increased interest in FT819 safety, efficacy and on-demand accessibility profile

Colorectal cancer patient shows greater than 50% reduction in CEA levels with tumor reduction across all target lesions after treatment with FT836, a MICA/B-targeted off-the-shelf CAR T-cell therapy with Sword and Shield™ technology, highlighting early activity at DL1 without the use of conditioning chemotherapy

Projected operating runway through year-end 2027, supported by $205 million in cash, cash equivalents, and investments, and driven by a 30% reduction in operating expenses in 2025 compared to 2024, enabling the achievement of key clinical and collaboration milestones

San Diego, CA - February 26, 2026 - Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to bringing a transformative pipeline of induced pluripotent stem cell (iPSC)-derived off-the-shelf cellular immunotherapies to patients for broad accessibility, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.

“I am extremely proud of the progress the Fate team delivered in 2025, including bringing to fruition the treatment of FT819 off-the-shelf CAR T cells as outpatient therapy, eliminating the need for extended hospital stay requirements seen today with other CAR T-cell programs, which now uniquely expands autoimmune patient access, including in underserved regions, while significantly improving health system economics,” said Bob Valamehr, M.B.A., Ph.D., President and Chief Executive Officer of Fate Therapeutics. “I’m also pleased to note that we are continuing to progress towards the commencement of our first planned Phase 2 clinical trial in lupus nephritis, and we are actively recruiting patients in the Phase 1 basket study of FT819 across the U.S., U.K. and E.U., with the ultimate goal to advance FT819 to commercialization in various autoimmune diseases. Last year’s accomplishments are further highlighted by strong fourth-quarter clinical site activation, accelerated patient enrollment, expansion of FT819 into additional autoimmune diseases, the advancement of our next generation CAR T-cell programs, and continuation of our scientific leadership through quality conference presentations and manuscript publications. Importantly, additional clinical signals across autoimmune disease and in oncology without the use of conditioning chemotherapy are further validating the breadth of our platform. We have a well-capitalized balance sheet ensuring runway through 2027 and believe we are uniquely positioned to drive long-term value creation.”

Clinical Development & Program Updates

FT819 Off-the-Shelf CAR T-cell Program in Autoimmune Disease for Broad Patient Accessibility

FT819 is an off-the-shelf CD19-targeting chimeric antigen receptor (CAR) T-cell product engineered to improve safety and efficacy. Analogous to master cell banks used to mass produce biopharmaceutical drug products such as monoclonal antibodies, a precisely engineered clonal master induced pluripotent stem cell (iPSC) bank serves as the starting cell source to manufacture FT819, overcoming numerous limitations associated with patient- and donor-sourced CAR T-cell therapies. FT819 is well-defined and uniform in composition, produced at a low cost of goods, and can be stored in inventory for off-the-shelf, on-demand availability to enable access for a broad patient population.

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FT819-102 Phase 1 clinical trial now enrolling in 16 clinical sites across the U.S., U.K. and E.U. The Company’s ongoing multi-center, Phase 1 clinical trial of FT819 (NCT06308978) is designed to evaluate the safety, pharmacokinetics, and efficacy of a single dose of FT819 following either i) Regimen A, a fludarabine (flu)-free less-intensive conditioning regimen, consisting of either bendamustine alone or cyclophosphamide alone, or ii) Regimen B, added to maintenance therapy without the use of conditioning chemotherapy. The disease indications in the basket study include systemic lupus erythematosus (SLE), anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV), idiopathic inflammatory myositis (IIM), and systemic sclerosis (SSc).
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Fifteen SLE patients across the two regimens have been treated, as of February 25th;
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Four SSc patients have also been treated in the two regimens as of February 25th, with the first SSc patient treated with FT819 and less-intensive conditioning chemotherapy (Regimen A) exhibiting improvements in health assessment questionnaire (HAQ), clinician global assessment (CGA), patient global assessment (PtGA) and modified Rodnan skin score (mRSS) at the 3-month follow-up, as of February 9th data cut off; and
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One IIM patient has also been treated, as of February 25th.

Clinical site expansion and enrollment across the study indications continue to accelerate with a focus on bringing on-demand accessibility of FT819 and outpatient treatment to community hospitals and infusion centers. The Company expects to provide clinical, regulatory, and operational updates in the second half of 2026.

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Successfully treated patients in FT819-102 clinical trial as outpatient treatment. This achievement represents a major clinical milestone: the successful dosing of autoimmune patients with FT819 off-the-shelf CAR T-cell therapy in an outpatient setting, without the need for extended hospitalization and observation. By eliminating the need for extended hospitalization and reducing or eliminating the use of conditioning chemotherapy, FT819 removes key logistical and clinical barriers that have limited autoimmune patient access to CAR T-cell therapies, facilitating broad patient access to such potentially transformative medicine.

This unique ability for outpatient treatment of CAR T cells in autoimmune disease reflects meaningful clinical progress. Enabling a feasible treatment option in community hospital-based settings and plans for treatment in infusion centers has the potential to expand access to FT819 off-the-shelf CAR T cells to a broader patient population, facilitate service to underserved regions, reduce burden on healthcare infrastructure, and improve the scalability and practical delivery of CAR T-cell therapy.

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Data presented at the American Society of Hematology (ASH) Annual Meeting demonstrate meaningful and durable clinical responses, broad accessibility, and favorable safety profile of FT819 in SLE. At the 2025 ASH Annual Meeting, the Company reported that 12 patients had been treated in the FT819-101 Phase 1 study, and provided clinical data for 10 patients with greater than 1 month follow-up as of a data cut off date of October 22, 2025, showing progressive and durable reductions in disease activity, including mean SLEDAI-2K score reductions of up to 78% by six months from the dose level 2 (DL2) cohort, complete renal responses in lupus nephritis, and sustained B-cell depletion with immune cell remodeling. FT819 was well tolerated with no dose limiting toxicities, no immune effector cell-associated neurotoxicity syndrome (ICANS) or graft-versus-host disease (GvHD), and only low-grade incidences of cytokine release syndrome (CRS), supporting outpatient, on-demand treatment.

Next-generation off-the-Shelf CAR T-cell Program with Novel Sword & Shield™ Technology Designed to Eliminate the Need for Conditioning Chemotherapy

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Preclinical data demonstrates potent activity and functional persistence of FT836 across a broad array of cancers. FT836 is the Company’s multipoint-edited CAR T-cell product candidate uniquely targeting major histocompatibility complex (MHC) proteins A (MICA) and B (MICB). The expression of MICA/B cell-surface proteins is induced by cellular stress or malignant transformation and is detectable across many types of cancer cells with limited expression on healthy tissue. At the Society for Immunotherapy of Cancer (SITC) 40th Annual meeting held in November 2025, the Company presented preclinical data showing

FT836 exhibited potent and durable CAR-dependent antigen-driven proliferation with robust activity across diverse solid tumors and that FT836 can be combined with standard of care chemotherapy to induce MICA/B surface expression for enhanced target recognition and additive antitumor activity. In addition, the Company presented immunohistochemistry analysis showing that MICA/B is expressed throughout tumor tissue in biopsy samples obtained from patients with various cancers, including colorectal cancer. FT836 is also the Company’s first product candidate to incorporate the novel Sword & ShieldTM technology, which utilizes the Company’s novel alloimmune defense receptor (ADR) alongside CD58 knockout (KO), to both target and evade host alloreactive immune cells for a comprehensive strategy to avoid the need for conditioning chemotherapy. In January 2025, the Company secured a $4 million award from the California Institute of Regenerative Medicine (CIRM) to support IND-enabling activities for FT836.

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FT836 demonstrates clinical activity in CRC without the use of conditioning chemotherapy. In July, the FDA allowed the Company’s investigational new drug (IND) application to initiate Phase 1 clinical testing of FT836 off-the-shelf CAR T cells. The Phase 1 study is designed to assess the safety and activity of FT836 as monotherapy and in combination with standard of care therapies without administration of conditioning chemotherapy for the treatment of advanced solid tumors. The Company has now treated three colorectal cancer (CRC) patients with FT836 at DL1 of 300 million cells, given on Days 1 and 15, with the first dose requiring 24-hour hospitalization and the second dose being given as outpatient. FT836 was well-tolerated with no ICANS, GvHD, CRS or dose-limiting toxicities reported at DL1, supporting its potential as a broadly accessible treatment with a favorable safety profile. As of the January 23rd 2026 data cut off, one of the three CRC patients treated in combination with cetuximab at DL1, a heavily pretreated 45 year old male who was refractory to cetuximab and had received 7 prior lines of therapy, demonstrated early evidence of anti-tumor activity, including a greater than 50% reduction in carcinoembryonic antigen (CEA) levels and significant reduction in lactate dehydrogenase (LDH) levels at Day 29 post treatment, with tumor reduction seen across all target lesions of approximately 20% decrease in the sum of diameters at the 46-day evaluation scan. Notably, these observations were achieved without conditioning chemotherapy, a capability of FT836 attributed to its Sword and ShieldTM Technology. The clinical response is assessed on Day 56 and the patient is under consideration for a second treatment cycle. The ongoing clinical protocol trial is open to enrollment for treatment of patients with breast, colorectal, ovarian, head and neck, endometrial, gastric/gastroesophageal junction, and non-small cell lung cancers. The Company expects to provide additional clinical data updates in the second half of 2026.

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FT839 preclinical data presented at 2025 ASH Annual Meeting demonstrates broad targeting capacity across autoimmune diseases and hematologic malignancies without the need for conditioning chemotherapy. FT839 is the Company’s first multi-antigen dual-CAR T-cell product candidate that is designed to express two unique CARs: a first CAR targeting the B-cell lineage marker CD19 and the second CAR targeting the immune activation marker CD38, which is often found on aberrant T, NK and B cells. FT839 is the second program to contain the Company’s Sword and ShieldTM technology. At the 2025 ASH Annual Meeting, the Company presented preclinical data demonstrating the ability of FT839, with its dual-CAR mechanism and unique ability to synergize with monoclonal antibodies and T-cell engagers through its incorporated hnCD16 Fc receptor and CD3 fusion receptor, respectively, to specifically eliminate a variety of pathogenic immune cell types without requiring conditioning chemotherapy, suggesting its potential to broadly treat complex autoimmune diseases and hematologic malignancies. The Company has created the FT839 master cell bank and is completing IND-enabling activities to support initial clinical investigation of FT839 for the treatment of autoimmune diseases and hematologic malignancies in 2026.

Fourth Quarter 2025 Financial Results

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Cash & Investment Position: Cash, cash equivalents, and investments as of December 31, 2025 were $205.1 million.
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Total Revenue: Revenue was $1.4 million for the fourth quarter of 2025, which was derived from the conduct of preclinical development activities for a second collaboration candidate targeting an undisclosed solid tumor antigen under the Company’s collaboration with Ono Pharmaceutical.
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Total Operating Expenses: Total operating expenses were $36.1 million for the fourth quarter of 2025, including research and development expenses of $25.4 million and general and administrative expenses of $10.7 million. Such amount included $5.5 million of non-cash stock-based compensation expense.
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Shares Outstanding: As of December 31, 2025, common shares outstanding were 115.4 million, pre-funded warrants outstanding were 3.9 million, and preferred shares outstanding were 2.8 million. Each preferred share is convertible into five common shares.

About Fate Therapeutics’ iPSC Product Platform

Human induced pluripotent stem cells (iPSCs) possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s proprietary iPSC product platform combines multiplexed-engineering of human iPSCs with single-cell selection to create clonal master iPSC lines. Analogous to master cell lines used to mass produce biopharmaceutical drug products such as monoclonal antibodies, the Company utilizes its clonal master iPSC lines as a starting cell source to manufacture engineered cell products which are well-defined and uniform in composition, can be stored in inventory for off-the-shelf availability, can be administered in combination with other therapies, and can potentially reach a broad patient population. As a result, the Company’s platform is uniquely designed to overcome numerous limitations associated with patient- and donor-sourced cell therapies. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 500 issued patents and 500 pending patent applications.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to bringing a pipeline of induced pluripotent stem cell (iPSC)-derived cellular immunotherapies to patients. Using its proprietary iPSC product platform, the Company has established a leadership position in creating multiplexed-engineered master iPSC lines and in the manufacture and clinical development of off-the-shelf, iPSC-derived cell products. The Company’s pipeline includes iPSC-derived T-cell and natural killer (NK) cell product candidates, which are selectively designed, incorporate novel synthetic controls of cell function, and are intended to deliver multiple therapeutic mechanisms to patients. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition, anticipated operating expenses and cash runway, and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to the Company's product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the clinical investigation of its product candidates, including the Company’s plans to complete IND-enabling studies and to submit IND applications for its product candidates, the initiation and continuation of enrollment in the Company’s clinical trials, the initiation of additional clinical trials, including in new indications, and additional dose cohorts in ongoing clinical trials of the Company’s product candidates, the availability of data from the Company’s clinical trials and the Company’s plans to provide updates on its clinical trials, the therapeutic and market potential of the Company’s research and development programs and product candidates, the Company’s clinical and product development strategy, the Company’s progress and plans relating to, and the anticipated timing and outcome of, interactions with the FDA and other regulatory authorities, including its expectations relating to alignment with regulatory authorities on potential registrational pathways for FT819, and the Company’s expectations regarding progress and timelines, the objectives, plans and goals of its collaboration with Ono Pharmaceutical, and the Company’s expectations regarding the receipt of funding under the collaboration. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s research and development programs and product candidates, including those product candidates in clinical investigation, may not demonstrate the requisite safety, efficacy, or other attributes to warrant further development or to achieve regulatory approval, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation and conduct of, or enrollment of patients in, any clinical trials, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, changes in the therapeutic, regulatory, or competitive landscape for which the Company’s product candidates are being developed, the amount and type of data to be generated or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, failure to demonstrate that a product candidate has the requisite safety, efficacy, or other attributes to warrant further development, and any adverse events or other negative results that may be observed during preclinical or clinical development), the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects, risks relating to regulatory interactions and the outcome of such interactions, the risk that the Company may not comply with its obligations under and otherwise maintain its collaboration agreement with Ono Pharmaceutical, the risk that research funding and milestone payments received by the Company under its collaboration may be less than expected, and the risk that the Company may incur operating expenses in amounts greater than anticipated. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Collaboration revenue	$1,369	$1,860	$6,646	$13,631
Operating expenses:
Research and development	25,425	33,609	107,829	135,001
General and administrative	10,665	15,262	46,521	74,169
Impairment loss	—	14,737	—	14,737
Total operating expenses	36,090	63,608	154,350	223,907
Loss from operations	(34,721)	(61,748)	(147,704)	(210,276)
Other income (expense):
Interest income	2,220	3,874	11,052	17,288
Change in fair value of stock price appreciation milestones	127	670	244	819
Other income	—	5,051	93	5,907
Total other income (expense), net	2,347	9,595	11,389	24,014
Net loss	$(32,374)	$(52,153)	$(136,315)	$(186,262)
Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities, net	(37)	(567)	(152)	253
Comprehensive loss	$(32,411)	$(52,720)	$(136,467)	$(186,009)
Net loss per common share, basic and diluted	$(0.27)	$(0.44)	$(1.15)	$(1.64)
Weighted–average common shares used to compute basic and diluted net loss per share	119,245,759	117,794,424	118,789,974	113,685,177

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$46,628	$36,056
Accounts receivable	916	3,539
Short-term investments	157,029	243,012
Prepaid expenses and other current assets	4,131	9,302
Total current assets	208,704	291,909
Long-term investments	1,472	27,657
Operating lease right-of-use asset	41,609	46,508
Other long-term assets	67,152	74,620
Total assets	$318,937	$440,694

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$22,680	$30,713
CIRM award liability, current portion	8,448	—
Deferred revenue	381	393
Operating lease liability, current portion	4,562	7,416
Total current liabilities	36,071	38,522
CIRM award liability, net of current portion	2,112	5,070
Operating lease liability, net of current portion	73,287	77,849
Stock price appreciation milestones	283	527
Stockholders’ equity	207,184	318,726
Total liabilities and stockholders’ equity	$318,937	$440,694

Contact:

Ryan Douglas
Fate Therapeutics, Inc.
IR@fatetherapeutics.com